EXHIBIT 5.1


December 19, 2003

Board of Directors
Simtek Corporation
4250 Buckingham Dr., #100
Colorado Springs, Colorado  80907

Re:      Simtek Corporation
         Registration Statement on Form SB-2

Ladies and Gentlemen:

As counsel for Simtek Corporation, a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement (the "Registration Statement") on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), that the Company is filing with the Securities and Exchange Commission (the "SEC") with respect to the registration of 2,401,983 shares of its common stock, par value $0.01 per share ("Common Stock"), which shares of Common Stock
(i) were issued to Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC and BFSUS Special Opportunities Trust, PLC (the "Selling Security Holders") pursuant to that certain Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of November 7, 2003, by and among the Company and the Selling Security Holders or (ii) are issuable upon the exercise of Warrants (as defined in the Securities Purchase Agreement) granted to the Selling Security Holders pursuant to the Securities Purchase Agreement.

We have also examined the Company's Amended and Restated Articles of Incorporation, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

Based on such examination, it is our opinion that: (a) the shares of Common Stock issued to the Selling Security Holders pursuant to the Securities Purchase Agreement are validly issued and fully paid and non-assessable; and (b) when the Warrants are exercised and the exercise price paid in accordance with the terms of the Warrants and the Securities Purchase Agreement, the shares of Common Stock issuable pursuant to such Warrants will be validly issued and will be fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Colorado and the federal laws of the United States of America. We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement; provided, however, in giving this consent we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. We further consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,

HOLME ROBERTS & OWEN LLP



By: /s/ Garth B. Jensen
    ------------------------------
    Garth B. Jensen, Partner